MODIFICATION TO SECOND DEED OF TRUST

THIS MODIFICATION TO SECOND DEED OF TRUST, made effective as of the 9th day of November, 2012, by and between CASINOS USA, INC., a Colorado Corporation (“Borrower”), the Public Trustee of Gilpin County, State of Colorado and LISA PAIGE MONTROSE (“Lender”).

WHEREAS, Lender is the holder of that certain promissory note from Borrower in the original principal amount of $761,202.21 dated January 17, 1997 (the “Note”);.

WHEREAS, the Note is secured by, among other things, a Second Deed of Trust (“Second Deed of Trust”) granted by Borrower to the Public Trustee of Gilpin County, Colorado, for the use and benefit of Lender dated January 17, 1997 and recorded in the Gilpin County real property records in Book 617 at Page 482;

WHEREAS, Borrower and Lender have agreed to modify the terms of the Note; and

WHEREAS, Borrower and Lender desire to modify the Second Deed of Trust to place of public record certain of the terms of their modified relationship.

NOW, WHEREFORE, Borrower and Lender hereby modify the Second Deed of Trust to reflect agreements between the Borrower and Lender, including, but not limited to:

1.

Maturity Date.  Subject to the Borrower not then being in default under the Note or Second Deed of Trust, Lender agrees that the Maturity Date shall be extended to December 31, 2013 and thereafter shall be extended to December 31 of each succeeding year automatically and without notice upon payment by Borrower to Lender of a principal reduction payment in the amount of $50,000 on or before December 31 of each succeeding year (which payment may be waived by Lender) until all outstanding principal and accrued interest due under the Note are fully amortized and paid in full.

2.

Interest Rate.  The unpaid principal balance of the Loan shall accrue interest at  the fixed rate of eight percent (8%) per annum, accruing from the date hereof until the Note is paid in full.

3.

Payments.  Monthly payments of $5,596.15, principal and interest, shall  be due and payable on or before the first day of each month commencing January 1, 2013 and continuing on or before the first day of each month thereafter until the Maturity Date, when all outstanding principal and accrued and unpaid interest shall be paid in full.

4.

Collateral.   Borrower hereby acknowledges and agrees that the Property and Second Deed of Trust granted to Lender as security for the Loan shall continue to secure the Loan in the same priority position and is not changed or altered in any way by this Modification

5.

As modified herein, all of the provisions of the Second Deed of Trust, shall remain in full force and effect, including but not limited to the fact that the Property and Second Deed of Trust granted to Lender as security for the Loan shall continue to secure the Loan in the same priority position and is not changed or altered in any way by this Modification.

6.  To the extent that there is any conflict between the terms of this Agreement and the Second Deed of Trust, the terms of this Agreement shall control and govern the relationship between the parties.

IN WITNESS WHEREOF, the Borrower has caused this Modification to Second Deed of Trust to be executed effective as of the day and year first above written.

Borrower:

CASINOS USA, INC.

By: __/s/ Doulgas James ___

Douglas James, Authorized Agent

Legal Description:

Lot 5 and the Easterly 30 feet of Lot 4 laying perpendicular to Lot 5, Block 40, City of Black Hawk, Gilpin County, Colorado.

Commonly referred to as:  110 Main Street, Black Hawk, CO 80422

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